                           NEITHER  THIS  WARRANT  NOR  THE  WARRANT   INTERESTS
                  ISSUABLE ON EXERCISE OF THIS WARRANT MAY BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER OR IN A TRANSACTION WHICH IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THAT ACT.

                           IN  ADDITION,   THE  WARRANT  INTERESTS  ISSUABLE  ON
                  EXERCISE OF THIS WARRANT ARE SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE X OF THE JOINT PLAN OF REORGANIZATION OF TOWERS FINANCIAL CORPORATION AND ITS AFFILIATES AND THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF QUALIS CARE, L.P.

                                        TRANSFER RESTRICTED -- SEE SECTION 6.1



No. W-001


                               WARRANT TO PURCHASE
               LIMITED PARTNERSHIP INTERESTS OF QUALIS CARE, L.P.



         This certifies that Cargill Financial Services Corporation ("Cargill"), a Delaware corporation, or transferees as permitted pursuant to Article VI, is entitled to purchase at any time until the Expiration Date, at the Exercise Price, from Qualis Care, L.P., a Delaware limited partnership, and its successors (the "Partnership"), up to 15%, on a cumulative basis, of the limited partnership interests of the Partnership.

                                   ARTICLE I.

                                   Definitions

         Section 1.1. The following words and phrases shall have the following respective meanings in this Warrant:

                  The term "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, within the meaning of control under Section 15 of the Securities Act of 1933, as amended.

                  The term "Book Value" has the meaning provided in Section 3.1(a).

                  The term "Business Day" means a day other than a Saturday, Sunday or other day on which banks in the State of New

York, Minnesota or Florida are required or authorized by law to remain closed.

                  The term "Definitive Book Value Determination Date" has the meaning provided in Section 3.1.

                  The term "Equity" means an ownership interest in the Partnership including, without limitation, an interest in the capital, income, losses and distributions of the Partnership whether such interests are represented by limited partnership interests or otherwise.

                  The term "Exercise Price" means a pro rata portion of the Book Value of the Partnership determined as of the end of the fiscal quarter immediately preceding the date of the Warrant Holder's request for a Valuation Letter under Section 3.1(a).

                  The term "Expiration Date" shall mean the earlier of (a) the later of (i) February 28, 1999 and (ii) the payment in full to Cargill of all amounts owed to it under the Purchase Agreement; and (b) 150 days after notice to Cargill of the occurrence of a Put Event; provided, however, if the Valuation Letter is requested by the Warrant Holder prior to the Expiration Date and the Expiration Date occurs (but for this proviso), the Expiration Date shall be extended until 10 Business Days after the Definitive Book Value Determination Date.

                  The term "Funding" means Qualis Care Funding Corporation, a Delaware corporation.

                  The term "GP Participation Agreement" means the Participation Agreement, dated as of January 20, 1995, between the Warrant Holder and Qualis Group Holdings, L.P.

                  The term "Person" means any individual, partnership, corporation (including a business trust), joint stock company, trust, voluntary association, joint venture, or a government or any agency or political subdivision thereof, or any other entity of whatever nature.

                  The term "Purchase Agreement" means the Purchase Agreement, dated as of the date hereof, by and among Funding, Qualis Credit, Corp., the Partnership, Cargill and Bankers Trust Company, as Collateral Agent.

                  The term "Put Event" means the closing of a public or private securitization in which Funding sells health care receivables released from the Purchase Agreement; provided, however, that such securitization results in the issuance of at least $50,000,000 in aggregate principal amount of securities rated "BBB" or "Baa" or an equivalent rating or higher by any two nationally recognized statistical rating agencies.

                  The term "Subscription Form" means the subscription form attached hereto.

                  "Valuation Letter" has the meaning provided in Section 3.1(a).

                  The term "Warrant" means this Warrant evidencing the right to purchase Warrant Interests.

                  The term "Warrant Holder" means the Person named on the first page hereof or any Person in whose name this Warrant is registered on the books of the Partnership.

                  The term "Warrant Interests" means each class of limited partnership interests of the Partnership, or any securities into which such interests are converted, reorganized or exchanged.

                                   ARTICLE II.

                        Duration and Exercise of Warrant

         Section 2.1. (a) This Warrant may be exercised by the Warrant Holder at any time before the Expiration Date. If this Warrant is not exercised at or before 5:00 P.M., New York City time, on the Expiration Date, it will become void and neither the Warrant Holder nor any other Person will have any rights under this Warrant.

                  (b) Prior to the occurrence of a Put Event, this Warrant may be exercised in whole or in part on one or more occasions for not less than 5% of the Warrant Interests on each occasion. After the occurrence of a Put Event, this Warrant may be exercised once for not more than the remaining outstanding amount of Warrant Interests covered by this Warrant. In no event may this Warrant be exercised if the cumulative amount of Warrant Interests purchased by Cargill pursuant to this Warrant would exceed 15% of the then outstanding Warrant Interests (on a fully diluted basis and after giving effect to such exercise).

         Section 2.2. (a) To exercise this Warrant, the Warrant Holder must surrender this Warrant, with the attached Subscription Form duly executed, to the Partnership at its office specified in Section 7.2 within ten days after receipt of the Valuation Letter.

                  (b) When the Partnership receives this Warrant with the Subscription Form duly executed and accompanied by payment of the full Exercise Price for the Warrant Interests as to which this Warrant is being exercised, the Partnership will issue certificates, registered in the name of the Warrant Holder or such other names as are designated by the Warrant Holder, representing the total number of Warrant Interests as to which this Warrant is being exercised, in such denominations as are requested by the Warrant Holder, and the Partnership will deliver those certificates to the Warrant Holder against payment by a certified or official bank check payable to the order of the Partnership or by wire transfer of immediately available funds to the account of the Partnership designated by it, in each case of an amount equal to the Exercise Price for the Warrant Interests as to which this Warrant is being exercised.

                  (c) If the Warrant Holder exercises this Warrant with respect to less then all the Warrant Interests to which it relates, the Partnership will execute a new Warrant for the balance of the Equity that may be purchased upon exercise of this Warrant and deliver that new Warrant to the Warrant Holder.

                  (d) The Partnership will pay any taxes which may be payable in respect of the issuance of Warrant Interests. The Partnership will not, however, be required to pay any transfer tax payable because Warrant Interests are to be registered in a name other than that of the Warrant Holder, and the Partnership will not be required to issue any Warrant Interests registered in a name other than that of the Warrant Holder until the Partnership receives either evidence that any applicable transfer taxes have been paid or provision has been made as to the funds with which to pay those taxes.

                  (e) The Warrant may only be exercised for a percentage interest equal to the Participation Interest, as defined in the GP Participation Agreement, percentage exercised by Cargill under the GP Participation Agreement, and such exercises of the GP Participation Agreement and the Warrant must be made simultaneously. The consideration for such exercise paid under the Warrant shall also constitute full consideration for the exercise under the GP Participation Agreement, and the Partnership shall allocate such consideration between the Partnership's capital accounts as it may determine in good faith.

         Section 2.3. (a) The Partnership shall give the Warrant Holder notice of the occurrence of any of the following events:

                  (i) the Partnership declares a dividend or other distribution on its Equity; or

                  (ii) the Partnership authorizes the granting to the holders of its Equity or any other Persons of rights to subscribe for or purchase any Equity of any class or any other securities; or

                  (iii) there is any reclassification or reorganization of the Equity, or any consolidation or merger to which the

Partnership is a party, any other transaction out of the ordinary course of business or a sale or transfer of all or substantially all the assets of the Partnership.

                  (b) The Partnership shall give the Warrant Holder at least 210 days notice of the expected consummation of a registered public offering of any class of Equity, accompanied by a letter from a reputable investment banking firm confirming that it has been engaged by the Partnership to explore the possibility of underwriting such public offering and confirming the practicability of such proposed date of consummation. The Partnership agrees promptly to notify the Warrant Holder of any changes to the foregoing. The Warrant Holder agrees to notify the Partnership of the amount of Warrant
Interests into which it expects to exercise this Warrant on or prior to the distribution of a preliminary prospectus for actual use by prospective investors; provided, that such notice shall not constitute a notice of exercise.

                                  ARTICLE III.

                                   Book Value

         Section 3.1. (a) Within 30 days after the end of each fiscal quarter, the Partnership shall deliver to the Warrant Holder a consolidated balance sheet of the Partnership for such fiscal quarter, accompanied by a certificate of the Partnership's chief financial officer certifying such balance sheet and further calculating the book value of the Partnership (the "Book Value") as of the end of the Partnership's most recent fiscal quarter. The Book Value shall be determined as the equity of the Partnership's general and limited partners in the Partnership (determined in accordance with generally accepted accounting principles), adjusted for the following items: (i) the characterization of redeemable preferred stock, if any, as debt; (ii) the elimination of intercompany transactions; and (iii) the inclusion of off balance sheet items such as derivative contracts, which shall be valued on a marked-to-market basis, and contingencies. If requested by the Warrant Holder in connection with a good faith intention to exercise the Warrant, the Partnership shall instruct its independent public accountants (the "Accountants") to deliver a letter to the Partnership and to the Warrant Holder (a "Valuation Letter") confirming or adjusting such Book Value calculation.

                  (b) In the event the Warrant Holder contests the valuation of Book Value contained in a Valuation Letter, within ten (10) Business Days after the date of receipt of such Valuation Letter (the "Receipt Date"), the Warrant Holder and the

                  Partnership shall each designate a representative and such two representatives will meet and use their best efforts to reach an agreement on the Book Value of the Partnership. If such representatives are unable within 5 Business Days to reach such agreement the Warrant Holder and the Partnership will use their best efforts to agree within 25 calendar days after the Receipt Date upon the selection of a different firm of appraisers experienced in valuing businesses of this type. Such appraiser will have 20 calendar days in which to determine the Partnership's Book Value, and its determination thereof will be final and binding on all parties concerned. If the Warrant Holder and the Partnership are unable to reach an agreement as to an independent appraiser within 25 calendar days after the Receipt Date, the Warrant Holder and the Partnership will each within five calendar days thereafter select one independent appraiser experienced in valuing businesses of this type. The Warrant Holder and the Partnership will each cause the appraiser selected by them respectively to determine independently the Partnership's Book Value within 20 calendar days after their appointment. If the lesser of the two appraised values (the "Low Value") exceeds or is equal to 85% of the greater of the two appraised values (the "High Value"), the Partnership's Book Value will be the average of the two appraisals. If the Low Value is less than 85% of the High Value, the two appraisers will themselves appoint a third independent appraiser experienced in valuing businesses of this type within five calendar days after the two appraisals have been rendered. Such third appraiser will have 20 calendar days in which to determine independently the Partnership's Book Value. The Partnership's Book Value in such case will be the mean of the two appraised values which are closest to each other. The Partnership will provide each appraiser with all information about the Partnership and its subsidiaries which any such appraiser reasonably deems necessary for determining the Book Value. The expenses of the appraisal process will be paid by Qualis. The date the calculation of Book Value is final in accordance with the foregoing shall be referred to herein as the "Definitive Book Value Determination Date," which shall be 10 Business Days following the Receipt Date if not contested by Cargill, as described above.

                                   ARTICLE IV.

                          Other Provisions Relating to
                            Rights of Warrant Holder

         Section 4.1. The Warrant Holder will not, as such, be entitled to vote, receive distributions or dividends or have any other of the rights of a general partner, limited partner or a shareholder of the Partnership, except as provided herein, in the Purchase Agreement and the Related Documents (as defined therein) and except that, after this Warrant is exercised in accordance with Article II, the persons in whose names the Warrant Interests purchased through exercise of this Warrant are to be issued will be deemed to become the holders of record of those Warrant Interests for all purposes even if certificates representing those Warrant Interests are not issued.

         Section 4.2. (a) The Partnership will take all steps which are necessary so that all the Warrant Interests which the Partnership may be required to issue on exercise of this Warrant will, upon issuance, be listed or traded on any securities exchange or over-the-counter market, as the case may be, on which such Warrant Interests are listed or traded.

                  (b) All Warrant Interests issued on exercise of this Warrant will, when they are issued, be validly issued, fully paid and non-assessable and will be subject to the restrictions pursuant to Article X of the Joint Plan of Reorganization of Towers Financial Corporation and its Affiliates and the Amended and Restated Agreement of Limited Partnership of Qualis Care, L.P.

         Section 4.3. Prior to due presentment for registration of transfer of this Warrant, the Partnership may treat the Warrant Holder as the absolute owner of this Warrant for all purposes, including for the purpose of determining exercise of this Warrant, despite any notice to the contrary.

         Section 4.4. If the Partnership becomes a corporation, it shall at all times reserve and keep available, out of its authorized but unissued Warrant Interests, for the purpose of effecting the exercise of this Warrant, the full amount of Warrant Interests then issuable upon the exercise of this Warrant.

         Section 4.5. In case of any consolidation of the Partnership with, or merger of the Partnership into, any other Person, any merger of another Person into the Partnership (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Equity of the Partnership) or any sale or transfer of all or substantially all of the assets of the Partnership, the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall execute and deliver to the Warrant Holder a new Warrant providing that such Warrant Holder shall have the right thereafter, during the period this Warrant shall be exercisable as specified herein, to convert this Warrant only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the amount of Warrant Interests into which this Warrant might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Warrant Interests (i) is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be ("constituent Person"), or an Affiliate of a constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each Warrant Interest of the Partnership held immediately prior to such consolidation, merger, sale or transfer by others than a constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing interest"), then for the purpose of this Section the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing interest shall be deemed to be the kind and amount of receivable per interest by a plurality of the non-electing interests). Such new Warrant shall provide for adjustments which, for events subsequent to the effective date of such new Warrant, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The above provisions of this Section shall similarly apply to successive consolidations, mergers, sales or transfers.

                                   ARTICLE V.

                       Representations of the Partnership

         Section 5.1. The Partnership hereby represents and warrants that, except for the Warrant, there are no other outstanding warrants, options or contingent equity interests in the Partnership (other than pursuant to the Joint Plan of Reorganization of Towers Financial Corporation and its Affiliates and the employment agreements with Joel Ciniero and Michael Gervais) and that this Warrant has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of the Partnership enforceable in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, rehabilitation, moratorium and other similar laws affecting the enforceability of creditors' rights generally applicable in the event of the bankruptcy or insolvency of the Partnership and to the application of general principles of equity.

                                   ARTICLE VI.

                              Transfer of Warrants

         Section 6.1. Without the prior consent of the general partner of the Partnership, this Warrant may not be sold, transferred, assigned, or hypothecated except that this Warrant may be transferred, in whole, to (i) any Affiliate of the Warrant Holder; (ii) a successor to the Warrant Holder; (iii) a purchaser of all or substantially all the assets of the Warrant Holder; or

         (iv) any other Person who becomes the owner of this Warrant by operation of law; provided, that the consent of such general partner shall not be necessary if the Partnership is in default under the Purchase Agreement or if the Partnership has made a registered public offering of its equity securities.

         Section 6.2. Upon surrender of this Warrant to the Partnership at its office specified in Section 7.2 with the Form of Assignment (or another instrument of assignment) duly executed and accompanied by (i) evidence that any transfer tax has been paid, or funds sufficient to pay any transfer tax have been provided for, and (ii) evidence reasonably satisfactory to the Partnership that the proposed assignment will not violate Section 6.1, the Partnership will, without charge, execute and deliver a new Warrant registered in the name of the assignee named in the Form of Assignment (or other instrument of assignment) and will promptly cancel this Warrant.

         Section 6.3. Upon receipt by the Partnership of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnification satisfactory to the Partnership, or (in the case of mutilation) upon surrender of this Warrant, the Partnership will execute and deliver a new Warrant relating to the same percentage of Equity as this Warrant and the lost, stolen, destroyed or mutilated Warrant will become void. Any new Warrant executed and delivered in accordance with this Section 6.3 will constitute an additional contractual obligation of the Partnership, and will be valid and enforceable whether or not the Warrant which was believed to have been lost, stolen or destroyed is subsequently presented for exercise.

                                 ARTICLE VII.

                                 Other Matters

         Section 7.1. The provisions of this Warrant will bind, and inure to the benefit of, the Partnership, the Warrant Holder and their respective successors and permitted assigns.

         Section 7.2. Any notice or other communication to the Partnership or the Warrant Holder relating to this Warrant will be deemed given on the Business Day when it is delivered or sent by facsimile transmission, or on the fifth Business Day after the day on which it is sent by first-class mail, at the following address (or such other address as may be specified by one party to the other after the date of this Warrant):

                  The Partnership:

                           Qualis Care, L.P.
                           12 East 49th Street
                           21st Floor
                           New York, NY  10017
                           Attention:  Frederick Grant
                           Telephone:  (212) 980-0630
                           Facsimile:  (212) 980-6346

                  with a copy to:

                           Rogers & Wells
                           200 Park Avenue
                           New York, NY  10166
                           Attention:  Frederick B. Utley
                           Telephone:  (212) 878-8356
                           Facsimile:  (212) 878-8375

                  Warrant Holder:

                           Cargill Financial Services Corporation
                           6000 Clearwater Drive
                           Minnetonka, MN  55343
                           Attention:  Structural Finance Funding Desk
                           Telephone:  (612) 742-3058
                           Facsimile:  (612) 742-3844

                  with a copy to:

                           Dewey Ballantine
                           1301 Avenue of the Americas
                           New York, NY  10019
                           Attention:  Glenn S. Arden
                           Telephone:  (212) 259-6740
                           Facsimile:  (212) 259-6333

         Section 7.3. This Warrant will be governed by, and construed under, the laws of the State of New York relating to contracts made and to be performed in that state.

         Section 7.4. The Article headings in this Warrant are for convenience only, are not part of this Warrant and are not intended to affect the meaning or interpretation of any of the terms of this Warrant.

         IN WITNESS WHEREOF, this Warrant has been executed by the Partnership as of the 20th day of January, 1995.

                                               QUALIS CARE, L.P.

                                               By:  Qualis Group Holdings, L.P.
                                                            General Partner

                                               By:  Qualis Group, Inc.
                                                            General Partner

                                               By: /s/ John Hall
                                                     Name:
                                                     Title:

                              FORM OF ASSIGNMENT
                      (To Be Signed Only Upon Assignment)



         FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers the attached Warrant to _______________________ and the undersigned appoints _______________________with full power of substitution, to transfer that Warrant, on the books of Qualis Care, L.P.

Dated:  _____________, 19__




                                -------------------------------
                                (Signature must conform to the name of the Warrant Holder specified on the face of the Warrant)

                               SUBSCRIPTION FORM


To:  Qualis Care, L.P.

         The undersigned irrevocably elects to purchase __% of the limited partnership interests of Qualis Care, L.P. by exercising the Warrant to which this form is attached (the "Warrant") and will tender payment of the full Exercise Price with respect to such limited partnership interests in accordance with Section 2.2 of the Warrant. The undersigned requests that the certificates representing the limited partnership interests as to which the Warrant is being exercised be registered as follows:

Name:  ____________________________
Social Security or Employer
     Identification Number:  _________
Address:  __________________________
Deliver to:  _______________________
Address:  __________________________
          --------------------------

                           This Subscription Form is governed in all respects by
provisions of the Warrant.

Date:  _____________             Signature ____________________________
                                 (Signature must conform to the name of the Warrant Holder specified on the face of the Warrant)